Exhibit 10.1

FIRST AMENDMENT

TO NONSTATUTORY STOCK OPTION AGREEMENT

THIS FIRST AMENDMENT TO NONSTATUTORY STOCK OPTION AGREEMENT (the “First Amendment”) is entered as of December 31, 2005 in order to amend that certain Nonstatutory Stock Option Agreement, made in July 2003 (the “Agreement”), between Nautilus, Inc., a Washington corporation, f/k/a The Nautilus Group, Inc. (“Nautilus”) and Greggory C. Hammann (“Executive”).

RECITALS

WHEREAS, in July 2003 the parties entered into the Agreement pursuant to which Nautilus granted Executive an option (the Option”) to purchase a total of 850,000 shares of common stock at $8.39 per share, which is $2 below the fair market value of the common stock on the grant date; and

WHEREAS, Nautilus and Executive wish to amend the Agreement to avoid certain adverse tax consequences that would otherwise arise under newly enacted Section 409A of the Internal Revenue Code;

NOW, THEREFORE, Nautilus and Executive hereby agree as follows:

AGREEMENT

1.	The exercise price for any Option shares vesting on or after January 1, 2005 is hereby changed from $8.39 per share to $10.39 per share. The exercise price for Option shares vesting prior to January 1, 2005 shall remain $8.39 per share.

2.	During the remaining vesting period, Nautilus will make a payment to Executive on each subsequent vesting date in an amount equal to $2 multiplied by the number of shares that vest on such date. The payment in respect of those shares that vested on or after January 1, 2005, but prior to the date of this Agreement, shall be delivered upon execution of this Agreement.

3.	Except as specifically provided for in this First Amendment, the terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

NAUTILUS, INC.		EXECUTIVE

By:		/s/ Greggory C. Hammann
	Signature	Greggory C. Hammann
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